EXHIBIT 4.1

CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

COMPUTER SOFTWARE INNOVATIONS, INC.

(Pursuant to Section 242 of Title 8, Chapter 1

of the Delaware Code of 1974, as Amended)

Computer Software Innovations, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the “GCLD”), does hereby certify as follows:

FIRST. Effective Date.

The amendments herein contained shall become effective as of the date of filing in accordance with Section 103 of the GCLD.

SECOND. Article Fourth.

Article Fourth shall be amended by the addition of the following sentence at the end of paragraph (c) of said Article Fourth:

Without limiting the foregoing, such terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

THIRD. This Amendment to the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the holders of the Corporation’s Common Stock, being all of the stockholders entitled to vote thereon, in accordance with Section 242 of the GCLD. This Amendment to the Certificate of Incorporation was adopted and approved by a written consent of the holders of a majority of the outstanding shares of the Corporation’s Common Stock in accordance with Section 228 of the GCLD.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and the Certificate of Amendment to be signed by the President and attested by the Secretary this 7th day of November, 2005.

COMPUTER SOFTWARE INNOVATIONS, INC.,
A Delaware Corporation

By:	/s/ Nancy K. Hedrick
Name:	Nancy K. Hedrick
Its:	President and Chief Executive Officer

Attested:

By:	/s/ Beverly N. Hawkins
Name:	Beverly N. Hawkins
Its:	Secretary